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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Definitive Proxy Statement
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CHILDTIME LEARNING CENTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHILDTIME LEARNING CENTERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 17, 2004

To the Shareholders:

      PLEASE TAKE NOTICE that the 2004 Annual Meeting of Shareholders of Childtime Learning Centers, Inc. will be held at the Childtime Learning Centers, Inc. Corporate Office, 21333 Haggerty Road, Suite 300, Novi, MI 48375, on August 17, 2004, at 10:30 a.m., Eastern Daylight Time, to consider and act upon the following matters:

(1) The election of three directors to serve until the 2007 Annual Meeting of Shareholders, and, subject to shareholder approval of the proposal in item (3) below, the election of a fourth director to serve until the 2006 Annual Meeting of Shareholders and of a fifth director to serve until the 2005 Annual Meeting of Shareholders, until their successors are duly elected and qualified.

(2) The approval of an amendment to the Company’s Restated Articles of Incorporation to change our legal name to “Learning Care Group, Inc.”

(3) The approval of an amendment to the Company’s Restated Articles of Incorporation to increase the number of directors constituting the Board of Directors to nine (9).

(4) The approval of an amendment to the Company’s 2003 Equity Compensation Plan to permit the grant of restricted stock or restricted stock units with performance standards in a manner that complies with Section 162(m) of the Internal Revenue Code.

(5) Such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on July 1, 2004 will be entitled to vote at the meeting.

      Your attention is called to the attached proxy statement and the accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

      A copy of our Annual Report to Shareholders for the fiscal year ended April 2, 2004 accompanies this notice.

By Order of the Board of Directors

IRA L. YOUNG
Secretary

Novi, Michigan

July 16, 2004

CHILDTIME LEARNING CENTERS, INC.

21333 Haggerty Road, Suite 300
Novi, MI 48375

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 17, 2004

General Information

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Childtime Learning Centers, Inc. The proxies are being solicited for use at the 2004 Annual Meeting of Shareholders, to be held at the Childtime Learning Centers, Inc. Corporate Office, 21333 Haggerty Road, Suite 300, Novi, MI 48375, on August 17, 2004, at 10:30 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and proxy is July 16, 2004.

      It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. Shares represented by valid proxies in the enclosed form will be voted if received in time for the meeting.

      We will bear the expenses in connection with the solicitation of proxies. We may supplement our solicitation of proxies with requests by mail, telephone and personal contact by our directors, officers and employees. We have also hired Georgeson Shareholder Services to assist in the distribution of proxy materials and solicitation of votes for $          , plus estimated out-of-pocket expenses of $          . We will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it any time before it is voted.

      All references in this proxy statement to “fiscal 2004” are references to our fiscal year ended April 2, 2004.

Voting Securities and Principal Holders

Voting Rights and Outstanding Shares

      Only holders of record of shares of our common stock at the close of business on July 1, 2004 are entitled to notice of, and to vote at, the meeting or at any adjournment of the Meeting, each share having one vote. On July 1, 2004, there were issued and outstanding 19,809,010 shares of common stock.

Revocability of Proxies

      A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to our Secretary or by executing and delivering to our Secretary a later dated proxy. A shareholder’s attendance at the meeting will not have the effect of revoking any proxy given by that shareholder unless the shareholder gives written notice of revocation to our Secretary before the proxy is voted. Any written notice revoking a proxy, and any later dated proxy, should be sent to Childtime Learning Centers, Inc., 21333 Haggerty Road, Suite 300, Novi, Michigan, 48375, Attention: Secretary.

      Valid proxies in the enclosed form that are returned in time for the meeting and executed and dated in accordance with the instructions on the proxy will be voted as specified in the proxy. If no specification is made, the proxies will be voted FOR the election as directors of the nominees listed below, and FOR each of the proposals.

Principal Holders of Our Voting Securities

      As of July 1, 2004, the only person known to us to be the beneficial owner of more than 5% of our outstanding common stock is:

Person	Shares	Percent

Jacobson Partners Group(1)	13,654,911	67.1%
c/o Benjamin R. Jacobson 595 Madison Avenue, Suite 3100 New York, NY 10022

(1)	Based on the Amendment No. 7 to Schedule 13D as filed by such holders with the SEC as of January 7, 2004, and Form 4 reports filed by Paula L. Gavin, who became a partner of Jacobson Partners in February 2004. Consists of all shares of common stock beneficially owned by members of the Jacobson Partners Group, including Paula L. Gavin, Benjamin R. Jacobson and James J. Morgan, directors of the Company, including 532,500 shares issuable pursuant to stock options that are exercisable with 60 days of July 1, 2004. Includes (i) 349,318 shares beneficially owned by Mr. Morgan, (ii) 33,750 shares beneficially owned by Ms. Gavin, and (iii) 12,741,689 shares beneficially owned by Mr. Jacobson. Mr. Jacobson is the managing partner of Jacobson Partners, and Ms. Gavin and Mr. Morgan are partners of Jacobson Partners. Mr. Jacobson and Mr. Morgan are investors in or co-investors of JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled by affiliates of Jacobson Partners. Reference is made to the table (and, in particular, notes 5, 6 and 8 to such table) set forth under the caption “Election of Directors.”

I.     ELECTION OF DIRECTORS

      Our Board of Directors proposes that Paula L. Gavin, Jerry Kane and James J. Morgan be elected as directors of the Company to hold office until the 2007 Annual Meeting of Shareholders, in each case until his or her successor is elected and qualified. Subject to approval by shareholders of the proposal to amend our Restated Articles of Incorporation to increase the number of directors constituting the Board of Directors, the Board of Directors also proposes that Elsie C. McCabe be elected as a director of the Company to hold office until the 2006 Annual Meeting of the Shareholders and that Daniel Boyle be elected as a director of the Company to hold office until the 2005 Annual Meeting of Shareholders, in each case until his or her his successor is elected and qualified. Mr. Boyle is being nominated to provide our franchisees with representation on the Board of Directors, as agreed to in connection with the acquisition of our Tutor Time franchise operations. It is contemplated that the term of the franchisee representative will be one year. Accordingly, to create a one-year vacancy on the Board of Directors, Mr. Morgan, who had previously been elected to the Board of Directors to serve until the 2005 Annual Meeting of Shareholders, has tendered his resignation from the Board effective as of the meeting and is being nominated for election as a director to hold office until the 2007 Annual Meeting.

      The persons named in the accompanying proxy intend to vote all valid proxies received by them FOR the election of the foregoing nominees, unless such proxies are marked to the contrary. The nominees receiving the greatest number of votes cast at the meeting or its adjournment, for the applicable class of directors, will be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but will be counted for purposes of determining whether a quorum is present. If any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holder.

      The following information is furnished, as of July 1, 2004, with respect to each nominee for election as a director, with respect to each director whose term of office as a director will continue after the meeting, with respect to one director whose term of office will not continue after the meeting, and with respect to each of our executive officers named in the Summary Compensation Table below:

					Percentage of
			Shares of		Shares of
		Positions and	Common Stock		Common Stock
		Offices with the Company and	Beneficially		Beneficially
Name and Year First Became a Director(1)	Age	Other Principal Occupations	Owned(2)		Owned

Directors and Nominees for Election as Directors
Daniel Boyle (new nominee)	46	Tutor Time Franchisee (Laguna Niguel, California)	0		0
William D. Davis (2002)	54	President and Chief Executive Officer of the Company	376,140	(3)	1.9%
Jason K. Feld (1996)	50	Vice President of Assessment Technologies, Inc. (Tucson, Arizona)	20,250	(4)	*
Paula L. Gavin (2002)	58	Partner of Jacobson Partners (New York, New York)	33,750	(5)	*
Benjamin R. Jacobson (1996)	59	Chairman of the Board of the Company and Managing Partner of Jacobson Partners (New York, New York)	12,741,689	(6)	63.0%
Kenneth Johnson (2002)	52	Tutor Time franchise (Brewster, New York)	2,500	(7)	*
Jerry Kane (2004)	48	Chief Administrative Officer and Managing Director, Corporate Banking, of Bank One, NA (Chicago, Illinois)	0		0
Elsie C. McCabe (new nominee)	45	President, Museum of African Art (New York, New York)	0		0
James J. Morgan (2001)	62	Partner of Jacobson Partners (New York, New York)	349,318	(8)	1.8%
Brett D. Shevack (2002)	54	Vice Chairman, Brand Initiatives, of BBDO New York (New York, New York)	12,500	(7)	*
Other Named Executive Officers
Frank M. Jerneycic			118,800	(9)	*
Scott W. Smith			42,480	(10)	*
Kathryn L. Myers			40,000		*
Thomas G. Horton(11)			20,000		*
All directors and executive officers as a group (11 persons)			13,500,609	(12)	65.3%

*	Less than 1%.

(1)	All addresses are care of Childtime Learning Centers, Inc., 21333 Haggerty Road, Suite 300, Novi, Michigan 48375.

(2)	Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3)	Includes 224,240 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of July 1, 2004.

(4)	Includes 20,000 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of July 1, 2004. Also, includes 250 shares of common stock with respect to which Mr. Feld shares voting and investment powers with his spouse.

(5)	Includes 12,500 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of July 1, 2004. Ms. Gavin is a partner of Jacobson Partners, and thus a minority investor in funds included in the Jacobson Partners Group, but she disclaims beneficial ownership of all shares beneficially owned by other members of the Group.

(6)	Includes 7,500 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of July 1, 2004. Also includes 252,889 shares (including 4,317 shares issuable pursuant to options, granted upon consummation of the Company’s rights offering, that are exercisable within 60 days of July 1, 2004 (the “Standby Commitment Options”) (see “Compensation Committee Interlocks and Insider Participation” below)) owned directly by Mr. Jacobson. Pursuant a Securityholders’ Agreement dated as of September 23, 2002, among certain shareholders of the Company (the “Securityholders’ Agreement”), Jacobson Partners has certain significant rights to restrict or compel the disposition of such 252,889 shares, and thus Mr. Jacobson has sole voting power but may be deemed to have shared dispositive power with respect to such shares. Also includes 2,327,712 shares (including 86,012 shares issuable pursuant to Standby Commitment Options) directly owned by JP Acquisition Fund II, L.P., 6,887,851 shares (including 262,610 shares issuable pursuant to Standby Commitment Options) directly owned by JP Acquisition Fund III, L.P., and 622,656 shares held by the Jacobson Partners Profit Sharing Plan, as to which shares Mr. Jacobson may be deemed to have shared voting power and shared dispositive power. Also includes 2,643,081 shares (including 47,061 shares issuable pursuant to Standby Commitment Options) directly owned by other members of the Jacobson Partners Group as to which, pursuant to the Securityholders’ Agreement, Mr. Jacobson has certain proxy voting rights and Jacobson Partners has certain significant rights to restrict or compel the disposition of such shares. Consequently, Mr. Jacobson may be deemed to have shared voting power and shared dispositive power with respect to such shares. Mr. Jacobson is (a) the managing partner of Jacobson Partners, which is the sole member of JPAF III LLC, which is the general partner of JP Acquisition Fund III, L.P., (b) the controlling shareholder of JPAF, Inc., which is the general partner of JPAF Limited Partnership, which is the general partner of JP Acquisition Fund II, L.P., and (c) a co-trustee of the Jacobson Partners Profit Sharing Plan.

(7)	Consists of shares of common stock issuable pursuant to stock options that are exercisable within 60 days of July 1, 2004.

(8)	Includes 112,500 shares of common stock issuable pursuant to options that are exercisable within 60 days of July 1, 2004. Mr. Morgan is a partner of Jacobson Partners, and thus a minority investor in funds included in the Jacobson Partners Group, but he disclaims beneficial ownership of all shares beneficially owned by other members of the Group. Also includes 236,818 shares of common stock (including 5,298 shares issuable pursuant to Standby Commitment Options (see “Compensation Committee Interlocks and Insider Participation” below)) owned directly by Mr. Morgan as to which, pursuant to the Securityholders’ Agreement, Jacobson Partners has certain significant rights to restrict or compel their disposition and Mr. Jacobson has certain proxy voting rights. Consequently, Mr. Morgan may be deemed to have shared voting power and shared dispositive power with respect to such 236,818 shares.

(9)	Includes 52,000 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of July 1, 2004.

(10)	Includes 10,780 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of July 1, 2004.

(11)	Mr. Horton resigned from the Company, effective September 16, 2003.

(12)	Includes shares issuable pursuant to stock options that are exercisable within 60 days of July 1, 2004, as described in the foregoing notes. Does not include shares, or shares issuable pursuant to stock options, held by former executive officers and directors of the Company.

Other Information Relating to Directors and Nominees

      The following is a brief account of the business experience during the past five years of each member (whose term will continue after the meeting) of, and nominee to, the Board of Directors of the Company.

      Daniel Boyle is a Tutor Time franchisee currently responsible for the operation of a Tutor Time center in Laguna Niguel, California. From 1995 until opening his Tutor Time franchise in 2001, Mr. Boyle was Director of Information Technology for Ceridian Tax Service, Inc., a payroll processing company located in Fountain Valley, California. Mr. Boyle is currently a board member and Vice President of the Tutor Time Franchisee Association and a current member of the Laguna Niguel & South Orange County Chambers of Commerce.

      William D. Davis has served as our President and Chief Executive Officer since July 22, 2002, and as a director since August 2002. Mr. Davis was formerly President and Chief Executive Officer of Tutor Time Learning Systems, Inc., from March 2002 until the Company’s acquisition of Tutor Time in July 2002. Tutor Time filed Chapter 11 bankruptcy in May 2002. Prior to joining Tutor Time, Mr. Davis served as Chief Executive Officer of Waterbury Holdings, a holding company located in Burlington, Vermont, from March 1995 through January 1998. During his association with Waterbury Holdings, Mr. Davis held the position of Partner and Chief Executive Officer of Waterbury’s affiliates, including McKenzie LLC, All Season’s Kitchen LLC, Franklin County Cheese Corporation, Waterbury Fresh Foods LLC, Rondele LLC, and Frank Hahn Incorporated. In December 1998, Mr. Davis, along with other investors, purchased Rondele Foods LLC from Waterbury Holdings, and he became Chairman of the newly-formed company, Rondele Specialty Foods, based in Wausau, Wisconsin. Mr. Davis also served as the President and Chief Executive Officer of ChefExpress.Net Inc., an Internet-based virtual warehouse providing ingredients and specialty food, from January 2000 through June 2001. Mr. Davis is also a board member of Green Mountain Coffee Roasters Inc., where he serves as Chairman of the Audit Committee.

      Dr. Jason K. Feld has been a Vice President of Assessment Technology Incorporated since 1986. Assessment Technology Incorporated is a private Tucson, Arizona based corporation that creates, distributes and supports the use of technology to promote learning and documents the effectiveness of educational programs on children. In addition to his past service as a faculty member at the University of Arizona, Dr. Feld has served on boards and committees for educational organizations. His work has been published in books, technical reports and research articles.

      Paula L. Gavin is a partner of Jacobson Partners, a New York City based private equity firm. From 1990 until February 2004, Ms. Gavin was the President and Chief Executive Officer of the YMCA of Greater New York, with responsibility for the management and development of 20 branches and 200 YMCA program locations in New York City. Prior to that, Ms. Gavin was Vice President of Network Operations at AT&T, where her responsibilities included business planning, finance, personnel and training for AT&T’s operations unit.

      Benjamin R. Jacobson has served as a director of the Company since February 1996 and as our Chairman of the Board since December 2002. Since 1989, he has been the managing general partner of Jacobson Partners, a New York City based private equity firm. Mr. Jacobson also serves as a board member for several privately held companies.

      Jerry Kane is the Chief Administrative Officer and Managing Director of the Corporate Banking Division of Bank One, NA, headquartered in Chicago, Illinois. From 1982 until December 2001, Mr. Kane held numerous positions at Bank One, including Head, Southern Region Corporate Banking, and Division Head, Midwest Banking.

      Elsie C. McCabe has served as the President of the Museum for African Art, in New York City, since 1997. She has served as a consultant to and board member of a number of non-profit organizations, including the National Executive Service Corps., National Recreation Foundation, Union Theological Seminary, New York Cares, International House, North General Hospital, and Hale House. Ms. McCabe is also a member of the Steering Committee of the Association for a Better New York (ABNY).

      James J. Morgan has served as the Interim President and Chief Executive Officer of the Company from January 2001 until August 2001 and from March 2002 until July 22, 2002. Mr. Morgan has also served as our Chairman of the Board from August 2001 until December 2002. Since January 2002, Mr. Morgan has been a partner of Jacobson Partners, having previously acted as an investor in Jacobson Partners performing consulting assignments for that entity. Mr. Morgan retired in 1997 as President and Chief Executive Officer of Philip Morris Incorporated. Mr. Morgan also serves as a board member for several privately held companies.

      Brett D. Shevack is the Vice Chairman, Brand Initiatives, of BBDO New York, an advertising agency headquartered in New York, New York. Prior to joining BBDO, Mr. Shevack was the President of the Wolf Group, an integrated advertising agency which acquired Partners & Shevack, an agency founded by Mr. Shevack, in 1998.

Meetings and Committees of the Board of Directors

      During the year ended April 2, 2004, our Board of Directors held four meetings. The Board of Directors has determined that each of Jason K. Feld, Jerry Kane and Brett Shevack are independent as independence is defined in Nasdaq’s listing standards, as those standards have been modified or supplemented. The Board of Directors has determined that Elsie C. McCabe will, if elected as director, also be independent.

Audit Committee

      Our Board of Directors has an Audit Committee that consists of three directors. Jerry Kane (Chairman), Dr. Jason K. Feld and Brett Shevack are the current members of this committee. Each of the members of our Audit Committee is independent as independence for audit committee members is defined in Nasdaq’s listing standards, as those standards have been modified or supplemented. The Audit Committee:

•	Reviews the performance of the external auditors and is directly responsible for the appointment, compensation or discharge of the external auditors, including responsibility for providing an open avenue of communication among management and the auditor regarding financial reporting;

•	takes, or recommends that the full board takes, appropriate action to oversee the independence of our independent accountants;

•	reviews our independent accountants’ relationship by discussing with the independent accountants the scope and approach of the audit process, including the coordination of external and internal audit effort, and providing our independent accountants with full access to the Audit Committee and the board to report on any and all appropriate matters;

•	reviews and discusses the audited financial statements and the matters required to be discussed by SAS 61 with management and the independent accountants, including discussions concerning the independent accountants’ judgments about the quality of our accounting principles, applications and practices as applied in our financial reporting;

•	reviews with management and the independent accountants the audited financial statements before we file our Annual Report on Form 10-K;

•	reviews with management and the independent accountants the quarterly financial information before we file our Form 10-Q reports;

•	discusses with management and the independent accountants the quality and adequacy of our internal controls;

•	reviews procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigations and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities; and

•	reports Audit Committee activities to the full board.

      During the fiscal year ended April 2, 2004, the Audit Committee held six meetings and had informal discussions in lieu of additional meetings. In July 2003, our Board of Directors adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this proxy statement.

Audit Committee Financial Expert

      Our Board of Directors has determined that Jerry Kane is an Audit Committee financial expert, as defined by the Securities and Exchange Commission, a member of the Audit Committee. Mr. Kane qualifies as a financial expert because he has (a) an understanding of generally accepted accounting principles and financial statements, (b) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (d) an understanding of internal control over financial reporting, and (e) an understanding of audit committee functions. Mr. Kane obtained such experience both through education and work experience. Mr. Kane has a B.S. in Finance from St. Louis University and an M.B.A. from Loyola University. For over 25 years, Mr. Kane has worked in the corporate and investment banking field, in a senior and supervisory position, where he has participated in all levels of management and financial reporting for a large bank. See “Other Information Relating to Directors and Nominees.”

Audit Committee Report

      Our Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended April 2, 2004 with management;

•	discussed with our independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as it has been modified or supplemented;

•	received the written disclosures and the letter from our independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as it has been modified or supplemented; and

•	discussed with our independent accountants the independent accountants’ independence.

      Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2004.

By the Audit Committee

Jerry Kane, Chairman
Dr. Jason K. Feld
Brett D. Shevack

Compensation Committee

      Our Board of Directors has a standing Compensation Committee which consists of three directors. Brett D. Shevack (Chairman), Paula L. Gavin and Jerry Kane are the current members of this committee.

Mr. Shevack and Mr. Kane are, but Ms. Gavin is not, independent as independence is defined in Nasdaq’s listing standards, as those standards have been modified or supplemented. The Company is not required to comply with Nasdaq’s listing standards with regard to the independence of its Compensation Committee members, however, because the Company is a “Controlled Company”, as defined in Rule 4350(c)(5) of such listing standards, as a result of the ownership by Jacobson Partners and its affiliates of approximately 66% of our outstanding common stock.

      The Compensation Committee makes recommendations to the Board of Directors with respect to compensation arrangements and plans for executive officers and directors of the Company and, through a subcommittee consisting of Mr. Kane and Mr. Shevack (the independent members of the Compensation Committee) administers our equity compensation and option plans, including the 2003 Equity Compensation Plan. During fiscal 2004, the Compensation Committee held four meetings. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Appendix B to this proxy statement.

Nomination of Directors

      Our Board of Directors does not have a standing nominating committee nor a nominating committee charter. The Board of Directors believes it is not required, nor appropriate for it, to have a standing nominating committee, because the Company is a “Controlled Company” under Rule 4350(5) of listing standards, as a result of the ownership by Jacobson Partners and its affiliates of approximately 66% of our outstanding common stock. The Board of Directors, as a whole, performs the function of a nominating committee.

      The Board of Directors identifies the individuals to become board members and selects director nominees to be presented for shareholder approval at the annual meeting of shareholders or to fill vacancies. The Board of Directors has selected Paula L. Gavin, Jerry Kane, James J. Morgan, Elsie C. McCabe and Daniel Boyle for election as directors at the meeting.

      The Board of Directors’ policy is to consider any director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to our Secretary, at Childtime Learning Centers, Inc., 21333 Haggerty Road, Suite 300, Novi, Michigan 48375. To be timely, the notice must be received at our offices at least 120 days before the anniversary of the mailing of our proxy statement relating to the previous annual meeting of shareholders. The notice must set forth:

      With respect to the director candidate,

•	the candidate’s name, age, business address and residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of our common stock beneficially owned by the candidate,

•	information with respect to the candidate’s independence, as defined under Nasdaq’s listing standards for independent directors in general and with respect to Audit Committee members,

•	information with respect to other boards on which the candidate serves,

•	information with respect to direct or indirect transactions, relationships, arrangements and understandings between the candidate and us and between the candidate and the shareholder giving the notice, and

•	any other information relating to the candidate that we would be required to disclose in our proxy statement if we were to solicit proxies for the election of the candidate as one of its directors or that is otherwise required under Securities and Exchange Commission rules, including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

      With respect to the shareholder giving the notice,

•	the name and address of the shareholder as they appear on our stock transfer records, and

•	the number of shares of our common stock beneficially owned by the shareholder (and the period they have been held).

      The Board of Directors has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Board of Directors uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Board of Directors and our then current needs, although the board does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. For the last several years, nominees have been proposed by Jacobson Partners, of which Benjamin Jacobson, our Chairman of the Board, is the managing partner. Jacobson Partners, together with its affiliates, owns approximately 66% of our outstanding common stock.

Code of Business Conduct and Ethics

      Our Board of Directors adopted a Code of Business Conduct and Ethics on May 4, 2004, that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Our Code of Business Conduct and Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons named in the code; and

•	accountability for adherence to the Code.

      We have posted the Code of Business Conduct and Ethics on our website at www.childtime.com. We will also provide to any person without charge, upon request, a copy of our Code of Business Conduct and Ethics. Requests for a copy should be made to our Secretary at Childtime Learning Centers, Inc., 21333 Haggerty Road, Suite 300, Novi, Michigan 48375. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding amendments to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, at www.childtime.com, within five business days following the date of the amendment or waiver.

Compensation of Directors

      For fiscal 2004, the standard arrangement for compensation of directors was as follows: officers of the Company who were directors (including the non-executive Chairman of the Board) did not receive any additional compensation for services as a director. Non-employee directors received directors’ fees of $4,000 per year, paid in quarterly installments, $1,500 for each Board meeting attended and $250 for each Committee meeting attended. Non-employee directors are also participants in the Company’s Director Stock Option Plan. Pursuant to such plan, options to purchase 2,500 shares are granted to each non-employee director, subject to availability, at each annual meeting at which they are elected or remain in office. Options for up to 75,000 shares are available for grant under the Director Stock Option Plan, each of which becomes fully vested and exercisable on the first anniversary of the date of grant. The exercise price of options granted under the Plan will equal the market price of the common stock at the time of grant.

      Due to the significant requirements placed on directors under recent SEC and Nasdaq rules and regulations, effective at the 2004 annual meeting, the standard arrangement for compensation of non-employee directors will be increased to $10,000 per year, payable in quarterly installments, $2,500 per Board meeting attended and $1,000 per Committee meeting attended. In addition, non-employee directors will become eligible for an annual stock option grant of 5,000 shares, including 2,500 shares per year to be granted under the Director Stock Option Plan. The remaining shares will be granted under the Company’s 2003 Equity Compensation Plan.

Shareholder Communications with the Board

      The Board of Directors has a process for our shareholders to send communications to the Board of Directors or its Audit Committee, including complaints regarding accounting, internal accounting controls or auditing matters. Communications can be sent to the Board of Directors, its Audit Committee or specific directors either by regular mail to the attention of the Board of Directors, its Audit Committee or specific directors, at our principal executive offices at 21333 Haggerty Road, Suite 300, Novi, Michigan 48375, or by e-mail to the following address: board@childtime.com. All of these communications will be reviewed by our Chief Financial Officer (i) to filter out communications that the Chief Financial Officer deems are not appropriate for the directors, such as spam communications offering to buy or sell products or services, and (ii) to sort and relay the remainder (unedited) to the appropriate directors.

      We encourage all of our directors to attend the Annual Meeting of Shareholders, if possible. Five of our continuing directors attended the 2003 Annual Meeting of Shareholders.

II.     COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth information for the fiscal years ended April 2, 2004 and March 28, 2003 concerning the compensation of our Chief Executive Officer, our other executive officers who had total annual compensation during fiscal 2004 in excess of $100,000 and one individual who served as an executive officer during fiscal 2004 and who received total compensation during the year in excess of $100,000. None of these officers was employed by us during the fiscal year ended March 29, 2002.

Summary Compensation Table

				Long-Term
				Compensation
		Annual Compensation
	Fiscal			Options	All Other
Name and Position	Year	Salary	Bonus	(Shares)	Compensation

William D. Davis	2004	$352,775	$157,500	633,100 (1)	$107,133	(2)
President and Chief Executive Officer	2003	$225,000	$157,500	235,000 (3)	$24,200	(4)
Frank M. Jerneycic	2004	$185,320	$73,000	226,800	$38,227	(5)
Chief Financial Officer and Treasurer	2003	$101,637	$73,000	50,000	-0-
Scott W. Smith	2004	$143,825	$40,000	85,600	$21,960	(5)
Vice President of Human Resources	2003	$119,171	$55,000	5,000	-0-
Kathryn L. Myers	2004	$105,475		225,000
Chief Operating Officer
Thomas G. Horton(6)	2004	$125,106	$35,000	20,000
Former Vice President and Interim Chief Operating Officer

(1)	Includes 85,000 option shares which replaced the same number of option shares issued in fiscal 2003 (see note 2 to the immediately following table).

(2)	Represents $81,333 for reimbursement of taxable income and $25,800 for relocation allowances paid by the Company.

(3)	Includes 85,000 option shares replaced by the same number of option shares in fiscal 2004.

(4)	Represents relocation allowances paid by the Company.

(5)	Represents reimbursement of taxable income.

(6)	Mr. Horton resigned from the Company, effective September 16, 2003.

      Mr. Jerneycic is also entitled to receive severance, equal to three months of his base salary, in the event his employment is terminated by the Company without cause.

Option Grants in Fiscal 2004

      The following table provides details regarding stock options granted to the executive officers named in the above Summary Compensation Table in the last fiscal year.

	Individual Grants
							Potential Realizable Value at
			% of Total				Assumed Annual Rates of Stock
	Number of		Options Granted	Exercise			Price Appreciation for Term(8)
	Options		to Employees in	Price Per		Expiration
Name	Granted		Fiscal Year	Share		Date	0%	5%	10%

William D. Davis	100,000	(1)	7.2	$0.90		5/7/09	NA	$30,609	$69,440
	85,000	(2)	6.1	$3.50		8/15/09	NA	NA	$77,451
	100,000	(3)	7.2	$0.90	(7)	8/9/03	$110,000	NA	NA
	51,900	(4)	3.7	$2.12		8/12/03	NA	NA	NA
	296,200	(5)	21.4	$2.12		8/1/09	NA	$213,561	$484,477
Frank M. Jerneycic	47,000	(1)	3.4	$0.90		5/7/09	NA	$14,386	$32,637
	47,000	(3)	3.4	$0.90	(7)	8/9/03	$51,700	NA	NA
	19,800	(4)	1.4	$2.12		8/12/03	NA	NA	NA
	113,000	(5)	8.2	$2.12		8/1/09	NA	$81,473	$184,835
Scott W. Smith	27,000	(1)	1.9	$0.90		5/7/09	NA	$8,264	$18,749
	27,000	(3)	1.9	$0.90	(7)	8/9/03	$29,700	NA	NA
	4,700	(4)	.3	$2.12		8/12/03	NA	NA	NA
	26,900	(5)	1.9	$2.12		8/1/09	NA	$19,395	$44,001
Kathryn L. Myers	40,000	(4)	2.9	$2.47		9/29/03	NA	NA	NA
	160,000	(5)	11.5	$2.47		9/19/09	NA	$134,406	$304,921
	25,000	(6)	1.8	$2.30		2/3/10	NA	$19,555	$44,365
Thomas G. Horton	20,000		1.4	$2.47		9/19/05	NA	$5,064	$10,374

(1)	This option vests in five equal annual installments beginning on the first anniversary of the date of grant, and vests in full upon a change in control of the Company. The number of shares covered by the option was subject to reduction, on a share for share basis, in the event the related right-to-purchase shares was not exercised in full. The right was exercised in full.

(2)	This option replaced an option issued August 15, 2002, which had fully vested. The terms of this option are identical to the replaced option, except for the elimination of a provision requiring mandatory exercises in connection with the grantee’s receipt of any annual bonus.

(3)	This right to purchase, which vested immediately, was awarded in connection with the grant of the option having a May 7, 2009 expiration date.

(4)	This right to purchase, which vested immediately, was awarded in connection with the grant on the same date of the option having an August 1, 2009 expiration date or, in the case of Kathryn L. Myers, a September 19, 2009 expiration date.

(5)	This option vests in five equal annual installments beginning on the first anniversary of the date of grant, and vests in full upon a change in control of the Company. The number of shares covered by the option was subject to reduction, on a proportionate basis, in the event the related right-to-purchase shares was not exercised in full. The right was exercised in full.

(6)	This option vests in five equal annual installments beginning on the first anniversary of the date of grant, and vests in full upon a change in control of the Company.

(7)	The closing stock price per share on the date of grant, as quoted on The Nasdaq SmallCap Market, was $2.12. The exercise price for this right to purchase equaled the exercise price for the related option (which was the fair market value on the date such related option was granted).

(8)	In accordance with SEC rules, these columns show gains that might exist for the options over the life of the option. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation paid to the option holders will be zero, except with respect to options having an exercise price below the stock price on the date of grant. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Of course, actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s common stock. There can be no assurance that the amounts reflected in the table will be achieved.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information concerning each exercise of stock options during the fiscal year ended April 2, 2004 by each of the executive officers named in the above Summary Compensation Table and the value of unexercised options held by each of them as of April 2, 2004, as measured in terms of the closing price of our stock on that date as quoted on The Nasdaq SmallCap Market ($2.19 per share):

	Shares			Value of Unexercised
	Acquired		Number of Unexercised	In-the-Money Options at
	upon	Value	Options at Fiscal Year-End	Fiscal Year End
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

William D. Davis	100,000	$110,000
	51,900	0	115,000/516,200	0/$149,734
Frank M. Jerneycic	47,000	$51,700
	19,800	0	10,000/200,000	0/$ 68,540
Scott W. Smith	27,000	$29,700
	4,700	0	1,000/57,900	0/$ 36,713
Kathryn L. Myers	40,000	0	0/185,000	0/0
Thomas G. Horton	—	0	20,000/0	0/0

Incentive Bonus Plan

      During fiscal 2004, each of our executive officers participated in the Company’s incentive bonus plan which would entitle the executive officers to receive a bonus upon the Company achieving a targeted level of operating earnings during fiscal 2004. These bonus arrangements were structured by our Compensation Committee during fiscal 2004. Although the targeted level of operating earnings with respect executive officers was not met, discretionary bonuses were paid to our executive officers, as specified in the above Summary Compensation Table, as well as to other management employees, based on improvements in operating earnings during fiscal 2004.

Certain Relationships and Related Party Transactions

      During fiscal 2004, a Tutor Time franchisee controlled by Kenneth Johnsson, a Company director whose term of service will not continue after this meeting, paid $152,149.62 to the Company in royalties and technology fees, and for advertising, net of reimbursement of certain advertising expenses. These payments were made pursuant to the Company’s standard form of franchise agreement.

      During fiscal 2004, a Tutor Time franchisee controlled by Daniel Boyle, who has been nominated for election as a director at this meeting, paid $70,968.96 to the Company in royalties and technology fees, and for advertising, net of reimbursement of certain advertising expenses. These payments were made pursuant to the Company’s standard form of franchise agreement, which agreement is expected to remain in effect for the next fiscal year.

      For other related party transactions and a summary of certain other relationships involving the Company and its directors and executive officers, please see “Compensation Committee Interlocks and Insider Participation” below.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee currently consists of Paula L. Gavin, Jerry Kane and Brett D. Shevack. Mr. Kane was added to the Committee in June 2004. Although none of these members were ever employed as an officer or employee of the Company or any subsidiary, in February 2004, Ms. Gavin became a partner of

Jacobson Partners. Other members of the Compensation Committee during fiscal 2004 were George A. Kellner and James J. Morgan, each until July 2003. Mr. Kellner was a non-employee director, although he had served as a non-executive Chairman and Vice Chairman of our Board and is a member of the Jacobson Partners Group. Mr. Morgan had been our Interim Chief Executive Officer (during 2001 and 2002) and Chairman of the Board (from 2001 to 2002) and is a partner of Jacobson Partners.

      In July 2000, we retained Jacobson Partners to provide management and financial consulting services. Jacobson Partners is a private equity firm of which Benjamin R. Jacobson, the Chairman of the Board of the Company, is the managing general partner, and James J. Morgan, a director and our former Chairman of the Board and Interim Chief Executive Officer, and Paula L. Gavin, a director of the Company and a member of the Compensation Committee, are partners. As consideration for the provision of such services to the Company and our Board of Directors, Jacobson Partners is entitled to receive an annual fee of $250,000, plus reimbursement of reasonable out-of-pocket expenses. The agreement will continue in effect until terminated by either party upon six months’ prior written notice. As additional consideration for the provision of such services, Jacobson Partners acquired 294,117 shares pursuant to a stock option granted in 2002. Such shares are subject to registration rights until July 2007.

      In July 2002, to provide a majority of the funding to finance our acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., and to provide related working capital, the JP Acquisition Fund Group, a group of lenders organized by Jacobson Partners, loaned us an aggregate of $14,000,000. The loans were evidenced by subordinated notes which bore interest at the rate of 15% per annum (of which only 7% was payable in cash unless certain conditions were met, with the rest payable in kind with the issuance of additional subordinated debt) and had an original maturity of December 31, 2004. Lenders included JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled and managed by affiliates of Jacobson Partners, Mr. Jacobson, Mr. Kellner and Mr. Morgan.

      Also in July 2002, certain members of the JP Acquisition Fund Group (the “Optionees”) agreed to arrange for us to obtain a standby purchase commitment in connection with our proposed rights offering. As consideration for such commitment, a Special Committee of the Board of Directors approved the grant to the Optionees of options (the “Standby Commitment Options”) to purchase, in the aggregate, up to 400,000 shares of common stock, until July 19, 2006, at an exercise price of $5.00 per share (approximately 171% of the five-day average of the daily closing prices of the common stock on The Nasdaq National Market System as of July 19, 2002, the date of the agreement). All shares acquired by the Optionees would be subject to registration rights, pursuant to which, until July 6, 2007, the Optionees would have the right to cause us to register, at our expense, their shares of common stock, whenever we are otherwise registering shares (except in certain circumstances). The option grant to the Optionees was approved by our shareholders and became effective, and fully vested, upon consummation of the rights offering in May 2003. Optionees receiving Standby Commitment Options included Mr. Jacobson (options for 4,790 shares, including 473 shares reflecting his proportionate interest in options beneficially owned by Jacobson Partners), Mr. Kellner (options for 6,401 shares) and Mr. Morgan (options for 5,303 shares, including 5 shares reflecting his proportionate interest in options beneficially owned by Jacobson Partners).

      In February 2003, prior to the commencement of our rights offering, the JP Acquisition Fund Group entered into a Standby Securities Purchase Agreement pursuant to which the Group agreed to purchase the securities to be offered as part of our rights offering, which were not subscribed for by our shareholders, at the same price to be made available to our shareholders under the rights offering ($158.52 per unit). In May 2003, upon consummation of the rights offering and the purchases contemplated under the Standby Securities Purchase Agreement, the JP Acquisition Fund Group acquired an aggregate of 76,023 units, consisting of 10,719,243 shares of common stock and $2,660,805 principal amount of subordinated notes. Of such amounts, Mr. Jacobson acquired 887,525 shares and $220,308 of subordinated notes (including 11,069 shares and $2,748 of subordinated notes reflecting his proportionate interest in securities beneficially owned by Jacobson Partners), Mr. Kellner and his spouse acquired 665,802 shares and $165,270 of subordinated notes, and Mr. Morgan acquired 226,569 shares and $56,241 of subordinated notes (including 123 shares and $31 of subordinated notes reflecting his proportionate interest in securities beneficially owned by Jacobson Partners).

      Proceeds of our rights offering were used to repay the balance, including accrued interest, of the debt incurred in connection with our Tutor Time acquisition. The subordinated notes issued as part of the rights offering bear interest at 15% per annum, payable quarterly, and are due May 15, 2008. Subject to applicable subordination provisions, these notes may be redeemed, at our option, at any time and must be redeemed following the occurrence of a “change of control”. In either case, the redemption price is 100% of the principal balance of the notes, plus accrued and unpaid interest on such principal balance to the date of redemption.

      During fiscal 2004, the subordinated notes issued to those lenders related to Jacobson Partners (including notes issued to fund our Tutor Time acquisition) accrued interest in the following amounts: JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P. — $998,000; Mr. Jacobson — $1,000; Mr. Kellner and his spouse — $16,600; and Mr. Morgan — $21,400.

      In February 2004, we paid an additional fee of $150,000 to Jacobson Partners in recognition of the level of services provided by Jacobson Partners during fiscal 2004. Due to the extensive business challenges and management changes we experienced during fiscal 2004, this level of service was significantly higher than was contemplated under our management and financial consulting services agreement.

Compensation Committee Report on Executive Compensation

General

      The Compensation Committee’s overall compensation policy applicable to our executive officers is to provide a compensation program that will attract and retain qualified executives for the Company and provide them with incentives to achieve our goals and increase shareholder value. The Compensation Committee implements this policy through establishing salaries, incentive bonuses and by granting stock options and other equity awards. The Compensation Committee’s current policy is not to provide significant pension or other retirement benefits for the Company’s executives.

Salaries

      The Compensation Committee’s policy is to provide salaries that are generally competitive with those of comparable officers in comparably sized companies in the child care and other service industries. In setting individual salary levels for our executive officers (including the Chief Executive Officer), members of the Compensation Committee determined such competitive salaries based on their own subjective judgments. With respect to establishing salaries for executive officers other than the Chief Executive Officer, the Compensation Committee also relied on the recommendations of our Chief Executive Officer.

Bonuses

      The Compensation Committee’s policy is that a significant portion of the executive officer’s total compensation should be tied to incentive bonus plans. As a result, the compensation of our executive officers is directly related to the overall financial and operating performance of the Company.

      The Compensation Committee structured the fiscal 2004 bonus plan based upon an incentive formula tied to a targeted level of operating earnings. Although the targeted level of operating earnings with respect to executive officers was not met during fiscal 2004, the Compensation Committee approved discretionary bonuses for executive officers, as well as for other management employees, based on improvements in operating earnings during fiscal 2004. The bonus amount approved with respect to each executive officer, including our Chief Executive Officer, was determined based on the subjective judgment of the members of the Compensation Committee (which, for executive officers other than the Chief Executive Officer, was based in part on the recommendation of the Chief Executive Officer) as to the relative contribution of each executive officer, as well as the relative salary level and time of service with the Company of each executive officer.

Stock Options and Rights to Purchase

      The Compensation Committee’s policy is to award stock options and other equity awards to our executive officers and other key employees in amounts reflecting the participant’s position and ability to influence our overall performance. Options and awards are intended to provide participants with an increased incentive to make contributions to our long-term growth, to join the interests of participants with the interests of our shareholders, and to attract and retain qualified employees. The Compensation Committee’s policy has been to grant options with a term of up to seven years (generally with a five-year pro rata vesting) and to fix the exercise price of the options at the fair market values of the underlying shares on the date of grant. Such options will, therefore, only have value if the price of the underlying shares increases. The Compensation Committee’s general practice is to consider the granting of stock options after the end of each fiscal year and, in certain cases, upon hiring of the executive officer as an incentive to induce the executive officer to join us.

      In order to align better the interest of our executive officers with the interests of our shareholders, the Compensation Committee concluded that executive officers should be encouraged to purchase outright shares of common stock, rather than merely rely on their ability to acquire shares in the future upon the exercise of stock options. A current purchase of shares, it was thought, would give the executive officers a stronger, vested stake in the Company. Accordingly, during fiscal 2004, the Compensation Committee granted rights to purchase, exercisable within ten or twelve days, and coupled such rights to purchase with a standard form of stock option grant, except that the number of shares available under each such option would be reduced to the extent the executive officer did not exercise the related right to purchase in full. To provide a further inducement for the purchase of shares by the executive officers, some of these rights to purchase were granted at a price of $0.90 per share, which was below fair market value of our common stock at the date of grant but equal to the fair market value on the date of the related option grant. This below market price was the same price implicit in the portion of the units attributable to our common stock that we sold as part of the rights offering, which rights offering was consummated shortly after the grant of these options.

      The Compensation Committee granted options and rights to purchase to executive officers during fiscal 2004, based upon the recommendation of the Chief Executive Officer. In making his recommendations, the Chief Executive Officer subjectively considered certain factors, including his perception of individual performance, the individuals’ contribution to our overall performance and the anticipated value of the executive’s contribution to our future performance, as well as the need to retain executives. The determination was not based on specific objectives, and no specific weight was given to any of the factors considered. Mr. Davis received his options and rights to purchase based on the subjective judgment of the Compensation Committee. Factors considered by the Compensation Committee in determining the terms of his options included the Committee’s perception of the Chief Executive Officer’s individual performance, his contribution to our overall performance and the anticipated value of his contribution to our future performance. The determination was not based on specific objectives, and no specific weight was given to any of the factors considered.

By the Compensation Committee

Brett D. Shevack, Chairman
Paula L. Gavin
Jerry Kane

PERFORMANCE GRAPH

      The following line graph compares the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on our common stock from April 2, 1999 through April 2, 2004 with the cumulative total return of (i) the Nasdaq Stock Market-US Index, and (ii) a peer index group consisting of Standard Industrial Classification (“SIC”) Code 8351, which includes Child Care Services.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG CHILDTIME LEARNING CENTERS, INC.,
THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP

[PERFORMANCE GRAPH]

	CHILDTIME LEARNING		NASDAQ STOCK
	CENTER, INC.	PEER GROUP	MARKET (U.S.)

4/99	100.00	100.00	100.00
3/00	57.00	89.79	195.66
3/01	73.75	100.04	80.80
3/02	28.80	111.57	63.59
3/03	8.00	102.47	51.95
4/04	17.52	180.63	87.02

III.     PROPOSAL TO CHANGE OUR LEGAL NAME TO “LEARNING CARE GROUP, INC.”

      The Board of Directors proposes that our shareholders approve an amendment to our Restated Articles of Incorporation to change our legal name to “Learning Care Group, Inc.”

      The Board of Directors believes that it is in the best interest of the Company and our shareholders to show neutrality among our brands and lines of business. In July 2002, we acquired Tutor Time Learning Systems, Inc. Since this acquisition, our Board of Directors and management have worked to incorporate the Childtime and Tutor Time operations into one cohesive business plan. By changing our legal name to “Learning Care Group, Inc.”, we believe that the desired neutrality will be achieved, while still conveying our overall purpose. The Board of Directors has already approved a change in our trading symbol on The Nasdaq SmallCap Market from “CTIM” to “LCGI”. The Board of Directors will implement this trading symbol change if the amendment to our legal name is approved by shareholders.

      The Board of Directors believes that the proposed amendment is in the best interests of the Company and our shareholders and, accordingly, is recommending the approval of the amendment to the Restated Articles of Incorporation to change our legal name to “Learning Care Group, Inc.” The approval requires the affirmative vote of the holders, as of July 1, 2004, of the majority of the outstanding shares of common stock. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the approval of this proposal, but they will be counted for purposes of determining whether a quorum is present. We expect that the Jacobson Partners Group, which owns approximately 66% of our currently outstanding common stock, will vote for the proposal.

      The Board of Directors recommends a vote FOR the proposal to approve the amendment to our Restated Articles of Incorporation to change our legal name to “Learning Care Group, Inc.”, and your proxy will be so voted unless you specify otherwise.

IV.     PROPOSAL TO INCREASE THE NUMBER OF DIRECTORS

      The Board of Directors proposes that our shareholders approve an amendment to our Restated Articles of Incorporation to increase the number of directors constituting the Board of Directors to nine (9). A copy of the proposed amended article is attached as Appendix C to this proxy statement.

      Our Restated Articles of Incorporation currently provides for a classified Board of Directors, divided into three classes. Under the proposal, the size of our Board of Directors would be increased to nine (9) members, divided equally among three classes. The election of Elsie C. McCabe and Daniel Boyle at the meeting is conditioned upon shareholder approval of this proposal. We believe it is desirable to increase the size of the Board and to appoint both Ms. McCabe and Mr. Boyle to the Board of Directors. We believe the addition of directors with diverse business backgrounds, experiences and skills will improve the integrity and perspective of our Board of Directors. The election of Mr. Boyle will also enable us to comply with our agreement with the Tutor Time franchisees to maintain a Tutor Time representative on our Board of Directors. The election of Ms. McCabe, who qualifies as an “independent” director, as defined under current rules and regulations of the SEC and Nasdaq listing standards, will result in of the nine members of the Board of Directors being “independent.” We are not required to have a majority of our Board of Directors be independent under SEC and Nasdaq rules and regulations, because we are a “Controlled Company” under Nasdaq listing standards as a result of 66% of our outstanding common stock being held by Jacobson Partners and its affiliates. The Board of Directors, however, feels that an increased number of independent directors is in the best interests of the Company, our shareholders and our long term financial outlook.

      As is the case under our current Restated Articles of Incorporation, under this proposal, (i) if any vacancies occur in the Board of Directors during a year, such vacancy will be filled by the Board of Directors, and the newly appointed director will serve for the remainder of the term of the vacated position, and (ii) directors may only be removed for cause.

      The proposed amendment also provides that future amendments of our Restated Articles of Incorporation with respect to the size and classification of the Board of Directors may only be approved by the affirmative vote of holders of 66 2/3% of the shares represented at a meeting of shareholders. Approval by the written consent of shareholders would not be sufficient. Under the current Restated Articles, the supermajority vote requirement is 80% of the shares represented at a meeting of shareholders.

      Certain provisions of state and federal law and our Restated Articles of Incorporation, including the classified nature of our Board of Directors, may make it more difficult for anyone to acquire control of the Company without the approval of our Board of Directors. Because of the classified nature of the Board of Directors, which exists under our current Restated Articles of Incorporation, and the supermajority vote required to amend this provision of the Restated Articles, it will generally take our shareholders two annual meetings to elect a majority of the Board of Directors. Accordingly, the classification of the Board of Directors (as it exists today and as it is proposed to be retained), together with the existence of authorized but unissued shares of capital stock of the Company, may discourage unsolicited takeover bids by third parties.

      The Board of Directors believes that the proposed amendment is in the best interests of the Company and our shareholders and, accordingly, is recommending the approval of the amendment to the Restated Articles of Incorporation to increase the number of directors constituting the Board of Directors to nine (9). The approval must be by shareholders present, or represented by proxy, and entitled to vote at the meeting, holding an aggregate of 80% of the shares of common stock represented at the meeting. Shareholder abstentions, withheld votes and broker non-votes will be deemed shares present or represented at the meeting for purposes of determining the outcome of this matter and will have the same effect as a vote against the proposal. We expect that the Jacobson Partners Group, which owns approximately 66% of our currently outstanding common stock, will vote for the proposal.

      The Board of Directors recommends a vote FOR the proposal to approve the amendment to our Restated Articles of Incorporation to increase the number of directors constituting the Board of Directors to nine (9), and your proxy will be so voted unless you specify otherwise.

V.     AMENDMENT OF THE 2003 EQUITY COMPENSATION PLAN

      The Board of Directors proposes that our shareholders approve an amendment to the Childtime Learning Centers, Inc. 2003 Equity Compensation Plan (the “Plan”). The Plan permits the granting of the following “awards”: (1) stock options, including both nonqualified options and incentive options, (2) stock appreciation rights, (3) restricted stock and restricted stock units (“RSUs”), (4) performance shares, and (5) other awards which are denominated or payable in, valued by reference to, or otherwise based on common stock, including rights to make an outright purchase of unrestricted or restricted stock (other stock-based awards), to key employees, outside directors, consultants and advisors of the Company and its subsidiaries.

      The Plan currently allows the award of restricted stock and RSUs having restrictions that are tied to the passage of time during which participants remain continuously employed and subject to other terms and conditions prescribed by the Compensation Committee. Although performance standards could be one of such other terms and conditions, they are not specifically authorized under the Plan (as approved by shareholders) with respect to restricted stock and RSUs. The Plan amendment, if approved by our shareholders, would enable the Compensation Committee to make performance-based restricted stock or RSU awards that condition release of the restrictions on the attainment of one or more performance goals during the restricted period, in addition to or in lieu of conditioning the release of restrictions on the continued employment of the participant. The performance goals applicable to a performance-based restricted stock or RSU award must be based on the same criteria as are applicable to performance shares currently permitted under the Plan. A such, the standards must be based upon free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total stockholder return, costs, net income, working capital turnover, inventory or receivable turnover and/or margins of our company, or any of our subsidiaries, divisions or units. The Compensation Committee, in its discretion, will establish the specific targets and other details of any performance goals. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained. The performance goals applicable to a performance-based restricted stock or RSU award must be established by the Compensation Committee in writing on or before the date the award is made and while the outcome of the performance goals is substantially uncertain. Unless otherwise determined by the Compensation Committee in the case of a participant who dies or becomes permanently disabled, the restrictions applicable to performance-based restricted stock or RSU awards will lapse only after attainment of the performance goals during the restricted period and written certification by the Compensation Committee that the performance goals and any other material term of the award have been attained or satisfied. If the performance goal has not been attained by the end of the restricted period, the performance-based restricted stock or RSUs will be forfeited. In the discretion of the Compensation Committee, the amount paid with respect to a performance-based RSU may be paid in cash, common stock, other property or any combination, so long as the amount of cash and the fair market value of any other property paid to a participant during any calendar year does not exceed $1,000,000. The amount may be paid in a lump sum or in installments, currently or on a deferred basis with provision for the payment or crediting of an additional amount on installment or deferred payment based upon a reasonable rate of interest or the actual rate of return on one or more predetermined specific investments, in the discretion of the Compensation Committee.

      If the proposed Plan amendment is approved by our shareholders, performance-based restricted stock or RSU awards would qualify as “performance-based compensation” and, thus, would not be included in the $1,000,000 deduction limitation under Section 162(m) of the Internal Revenue Code. Section 162(m) denies a tax deduction to publicly held corporations for compensation, other than performance-based compensation, paid to covered executive officers in a taxable year to the extent such compensation to any such executive officer exceeds $1,000,000. Accordingly, if the proposed Plan amendment is approved, the Compensation Committee would have the flexibility to consider the award of performance-based restricted stock or RSUs without concern for any adverse tax consequence under Section 162(m).

      The Board of Directors believes that it is in the best interest of the Company and our shareholders to be able to offer performance-based restricted stock or RSU awards to key employees, including executive officers, outside directors, consultants and advisors in accordance with the terms of the Plan, in order provide incentives to such individuals to make significant and extraordinary contributions to our long-term performance and growth, to join their interests with the interests of our shareholders, and to facilitate attracting and retaining key employees, outside directors, consultants and advisors with exceptional ability.

      The full text of the proposed Plan amendment is set forth on Appendix D to this proxy statement. Other than as reflected in the amendment, the major features of the Plan are the same as those summarized in the proxy statement for the 2003 Annual Meeting of Shareholders, but each shareholder should review the Plan itself (a copy of which Plan is attached to last year’s proxy statement) for a full understanding of its contents.

     Tax and Accounting Treatment

      Performance-based restricted stock or RSU awards will have the same tax treatment as restricted stock or RSU awards currently contemplated by the Plan. Thus, a participant who is granted a performance-based stock or RSU award will not be required to include the value of such shares or RSUs in ordinary income until the first time such participant’s rights in the shares or RSUs are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless the participant timely files an election under Section 83(b) of the Code to be taxed on the receipt of the shares or RSUs. In either case, the amount of such income will be equal to the fair market value of the performance-based shares or RSUs at the time the income is recognized. We will ordinarily be entitled to a deduction, in the amount of the ordinary income recognized by the participant, at the same time the participant recognizes such income, as long as the amount constitutes reasonable compensation and we satisfy certain federal income tax withholding requirements. Compensation attributable to performance-based restricted stock and RSUs has been structured to qualify for the performance-based compensation exclusion to the $1,000,000 deduction limitation imposed under Section 162(m) of the Code.

      Based on current accounting rules and dependent on the performance factors indicated by the Compensation Committee, awards will result in charges to expense equal to the fair market value of the stock at the time that the awards are earned and vested. Proposed accounting standards may have an impact on the amount charged to expense.

     Allocation of Options

      All executive officers, non-executive directors and non-executive officer employees who are deemed to be “key employees” under the Plan are eligible for restricted stock performance shares or units under the Plan. If the proposed amendment is approved, it is anticipated that such awards will be considered for grant to our executive officers, on an annual basis, in connection with year-end compensation decisions. At this time, the benefit and number of shares to be issued, if the amendment is approved, to the individuals or groups specified below cannot be determined. Set forth below is a summary of benefit and number of shares issued under the Company’s 2003 Equity Compensation Plan during fiscal 2004 to the individuals or groups specified below:

New Plan Benefits

Childtime Learning Centers, Inc. 2003 Equity Compensation Plan

		Number of Shares Subject
		to Options Granted under
		the 2003 Equity
	Dollar Value	Compensation Plan in
Name and Position	($)(1)	Fiscal 2004

William D. Davis	$110,000	448,100
President and Chief Executive Officer
Frank M. Jerneycic	$51,700	179,800
Chief Financial Officer and Treasurer
Scott W. Smith	$29,700	58,600
Vice President of Human Resources
Kathryn L. Myers		225,000
Chief Operating Officer
Thomas G. Horton		20,000
Former Vice President and Interim Chief Operating Officer
Executive Group (5 persons)		931,500
Non-Executive Director Group ( persons)		22,500
Non-Executive Officer Employee Group		26,100

(1)	The dollar value of options, other than those rights to purchase granted and exercised during fiscal 2004, cannot be determined because they depend on the market value of the underlying shares of common stock on the date of exercise. Generally, the value of the awards will equal (a) the excess, if any, of the fair market value of a share of our common stock (on the date of issuance) over the exercise price per share, multiplied by (b) the number of shares issued. As of July 1, 2004, the fair market value of our common stock, based on the closing price on such day (as reported on The Nasdaq SmallCap Market), was $ .

      Additional information regarding the Company’s equity compensation plans as of April 2, 2004 follows:

Equity Compensation Plan Information

(as of April 2, 2004)

	(a)	(b)	(c)

			Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued upon	Exercise Price of	Future Issuance under
	Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan category	Warrants and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	1,919,236	$3.00	655,764
Equity compensation plans not approved by security holders	297,500	6.07	0

Total	2,216,736	$3.41	655,764

      The following is a brief summary of the equity compensation plans which have not been approved by our shareholders:

      1) Upon his appointment in January 2001 as Interim President and Chief Executive Officer, James J. Morgan was granted options to purchase 60,000 shares of common stock, at an exercise price of $7.00 per share. As originally granted, the options were to vest at the rate of 10,000 shares per month and were to expire January 2003. After his appointment in August 2001 as Chairman of the Board, the expiration of these options was extended to September 2006. At that time, Mr. Morgan was also granted options to purchase an additional 50,000 shares, at an exercise price of $11.00 per share. These additional options vest after one year and expire September 2006. The options automatically vest upon a change of control of the Company.

      2) In March 2001, the Interim Chief Financial Officer, Leonard C. Tylka was granted options to purchase 10,000 shares of common stock, at an exercise price of $7.97 per share. These options vest evenly over 3 years and expire in March 2007. In September 2001, Mr. Tylka was granted additional options to purchase 20,000 shares, at an exercise price of $11.00 per share. These additional shares vest in September 2002 and expire in September 2006. Mr. Tylka’s options automatically vest upon a change of control of the Company.

      3) On June 26, 2002, in connection with the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., the Company entered into an investment advisory agreement with Jacobson Partners. Upon consummation of the acquisition, Jacobson Partners was paid an advisory fee consisting of a cash payment of $333,334 and the issuance of 175,438 shares of common stock.

      4) On August 15, 2002, pursuant to a Stock Option Agreement, the Company granted to William D. Davis, its then newly-appointed President and Chief Executive Officer, an option to purchase 150,000 shares of common stock, at an exercise price of $3.50 per share. The option will vest annually in 20% increments (30,000 shares each) on August 15, 2003, and on each subsequent anniversary of the grant date. The option granted to Mr. Davis will expire on August 15, 2009.

      5) On October 16, 2002, as an inducement to their acceptance of their appointment to our Board of Directors, each of Paula L. Gavin, Kenneth Johnsson and Brett D. Shevack were granted options to purchase 2,500 shares of the Company’s Common Stock, at an exercise price of $1.50 per share. The options vest on the first anniversary of the grant date and expire in October 2007.

      The Board of Directors believes that the proposed amendment to the Plan is in the best interests of the Company and our shareholders and, accordingly, is recommending the approval of the proposed amendment. The approval must be by a majority of the votes cast at the meeting respect to the proposal. Shareholder abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the outcome of this matter. We expect that Jacobson Partners, which owns approximately 66% of our currently outstanding common stock, will vote for the proposed amendment.

      The Board of Directors recommends a vote FOR the proposal to amend the Childtime Learning Centers, Inc. 2003 Equity Compensation Plan, and your proxy will be so voted unless you specify otherwise.

VI.     OTHER MATTERS

Independent Accountants

      PricewaterhouseCoopers LLP are our independent accountants and have reported on the financial statements in our 2004 Annual Report to Shareholders, which accompanies this proxy statement. PricewaterhouseCoopers LLP have been our independent auditors since 1990. Our independent accountants are appointed by the Audit Committee of our Board of Directors. The Audit Committee has reappointed PricewaterhouseCoopers LLP as independent accountants for the year ending April 1, 2005.

      A representative of PricewaterhouseCoopers LLP is expected to be present at this year’s annual meeting and will have the opportunity to make a statement at the meeting if he or she desires to do so. The representative will also be available to respond to appropriate questions.

      The following table presents aggregate fees billed for the fiscal years ended April 2, 2004 and March 28, 2003 for professional services rendered by PricewaterhouseCoopers LLP in the following categories:

	Fiscal Year Ended

	April 2, 2004	March 28, 2003

Audit Fees(1)	$240,500	$289,000
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees(2)	0	$76,883

(1)	Consists of fees for the audit of our annual financial statements and review of financial statements included in our Form 10-Q Reports.

(2)	Consists of fees incurred in connection with the preparation and filing of our Registration Statement on Form S-1 in fiscal 2003.

      In accordance with Section 10A(i) of the Exchange Act, before PricewaterhouseCoopers LLP is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. None of the audit-related, tax and other services described in the table above were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

      To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2004, and written representations that no other reports were required during the fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with for fiscal 2004, except that (i) Kathryn L. Myers filed two late Form 4 reports with respect to exempt grants of stock options; (ii) Paula L. Gavin, one of our directors, filed a late Form 4 report with respect to an acquisition of shares; and (iii) Benjamin R. Jacobson (as representative of the Jacobson Partners Group) filed three late Form 4 reports — one as an amendment to add another Reporting Person, one as an amendment to the number of shares held by certain individual Reporting Persons, and one to report the cumulative acquisitions of another Reporting Person over the span of a month.

Shareholder Proposals

      A shareholder proposal which is intended to be presented at the 2005 Annual Meeting of Shareholders must be received by our Secretary at our principal executive offices, 21333 Haggerty Road, Suite 300, Novi, MI 48375, by March 17, 2005, to be considered for inclusion in our proxy statement and proxy related to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      Shareholder proposals to be presented at the 2005 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be received by us no later than May 31, 2004 to be considered timely. Such proposals should be sent to our Secretary at our principal executive offices, 21333 Haggerty Road, Suite 300, Novi, MI 48375, by certified mail, return receipt requested. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the share represented by such proxies in accordance with their best judgment.

Other Business

      Neither we nor the members of our Board of Directors intend to bring before the meeting any matters other than those set forth in the Notice of Annual Meeting of Shareholders, and none of us has any present knowledge that other matters will be presented for action at the meeting by others. If other matters are properly presented to the meeting, however, the persons named in the enclosed proxy intend to vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors

IRA L. YOUNG
Secretary

Dated: July 16, 2004

APPENDIX A

CHILDTIME LEARNING CENTERS, INC.

AUDIT COMMITTEE CHARTER

Mission Statement

      The audit committee will assist the Board of Directors in fulfilling its oversight responsibilities. The audit committee is responsible for:

      1. The integrity of the Company’s financial statements;

      2. The determination of the independent auditor’s qualifications and independence;

      3. The financial reporting process;

      4. The system of internal control;

      5. The audit process;

      6. The Company’s process for monitoring compliance with laws and regulations.

      In performing its duties, the committee will maintain effective working relationships with the Board of Directors, management, and both internal and external auditors. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the Company’s business, operations, and risks. The audit committee will review and approve all financial reporting required by the SEC and the annual proxy statement.

Organization

•	The audit committee will consist of at least three members each of whom is “financially literate” and at least one of whom has accounting or related financial management expertise.

•	All of the committee members will be independent of Childtime Learning Centers, Inc. At a minimum, no member will have worked as an employee of the Company during the past five years nor will any member be employed as an executive of another company where any of Childtime’s executives serve on that company’s compensation committee. No committee member shall simultaneously serve on the audit committee of more than two other public companies.

•	The audit committee will meet as required but not less than four times per year. The committee will invite management, auditors or others to attend meetings and provide pertinent information, as necessary. Minutes will be prepared for all meetings and presented to the Board of Directors.

•	The Board will appoint committee members and the committee chair.

Roles and Responsibilities

Internal Control

•	Review and approve internal audit process and management accountability measures.

•	Focus on the extent to which internal and external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown.

•	Gain an understanding of whether internal control recommendations made by internal and external auditors have been implemented by management and, if not implemented, the reasons therefore.

•	Ensure that the external auditors keep the audit committee informed about fraud, illegal acts, deficiencies in internal control, and any other matters that they deem appropriate. The external auditors are directly accountable to the Board of Directors and shall liaison directly with the audit committee chairperson.

     Financial Reporting

General

•	Review and approve 10Q and 10K filings.

•	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements. These issues can include complex or unusual transaction’s in highly judgmental areas, major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•	Review disclosures made by the CEO and CFO during the forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

•	Identify and evaluate potential risks in financial reporting.

•	Discuss earnings press releases (particularly use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and ratings agencies.

•	Petition management and the external auditors about significant risks and exposures and the plans to minimize such risks.

Annual Financial Statements

•	Review the annual financial statements, Management’s Discussion and Analysis and other sections of the annual report before its release and determine whether they are complete and consistent with the information known to committee members.

•	Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	Focus on judgmental areas such as those involving valuation of assets and liabilities, other commitments and contingencies.

•	Meet with management and the external auditors to review the results of the audit.

•	Inquire of the external auditors the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates.

•	Ensure that the external auditors communicate certain required matters to the committee.

Interim Financial Statements

•	Understand how management develops and summarizes quarterly financial information, the extent to which the external auditors review quarterly financial information, and whether that review is performed on a pre-or post-issuance basis.

•	Gain insight into the fairness of the interim statements and disclosures, obtain explanations from management and/or the external auditors on whether:

•	Actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

•	Generally accepted accounting principles have been consistently applied;

•	There are any actual or proposed changes in accounting or financial reporting practices;

•	There are any significant or unusual events or transactions;

•	Ensure that the external auditors communicate certain required matters to the committee.

     Compliance with Laws and Regulations

•	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigations and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•	Periodically obtain updates from management, general counsel, and tax director regarding compliance.

•	Review the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission.

•	Review the procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters; and the system for confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Approve the code of conduct and review the process for communicating the code of conduct to Company personnel and for monitoring compliance therewith.

     External Audit

•	Annually review the external auditors’ proposed audit scope and approach, including the coordination of external and internal audit effort and present to the Board of Directors.

•	Review the performance of the external auditors and exercise final approval on the appointment, compensation or discharge of the external auditors. In performing this review consider the opinions of management and internal audit; review and evaluate the lead partner of the independent auditor and present its conclusions with respect to the external auditor to the Board.

•	Report to the Board of Directors on review of audit and internal control reports.

•	Review and confirm the independence of the external auditors by reviewing the nonaudit services provided and the auditors’ assertion of their independence in accordance with professional standards.

•	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

•	Set clear hiring policies for employees or former employees of the independent auditors.

•	At least annually, obtain and review a report by the independent auditor describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company.

     Other Responsibilities

•	Meet with the external auditors in separate executive sessions to discuss any matters that the committee believes should be confidential.

•	Ensure that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis.

•	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

•	Perform other oversight functions as requested by the full Board.

•	Review and update the charter to reflect regulatory changes and receive approval of changes from the Board.

•	Evaluate the committee’s performance at least annually and confirm that all responsibilities outlined in this charter have been carried out.

     Reporting Responsibilities

•	Update the Board of Directors at each meeting about committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors and the performance of the internal audit function.

•	Provide an open and direct avenue of communication between internal audit, the external auditors and the Board of Directors.

•	Report annually to the shareholders, describing the committee’s composition, responsibilities and how they were discharged and any other information required by rule, including approval of non-audit services.

•	Review any other reports the Company issues that relate to committee responsibilities.

APPENDIX B

CHARTER FOR THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS
OF
CHILDTIME LEARNING CENTERS, INC.

1.	Purpose

      The purpose of the Compensation Committee of the Board of Directors (the “Board”) of Childtime Learning Centers, Inc. (the “Company”) is to:

•	Provide oversight of the Company’s compensation policies, plans and benefit programs;

•	Assist the Board in discharging its responsibilities relating to (i) oversight of the compensation of the Company’s Chief Executive Officer, other executive officers (including officers reporting under Section 16 of the Securities Exchange Act of 1934) and directors, and (ii) approving and evaluating the executive officer compensation plans, policies and programs of the Company; and

•	Administer the Company’s equity compensation plans.

      The compensation programs for the Company’s executive officers and directors will be designated to attract, motivate and retain talented individuals responsible for the success of the Company and will be determined within a competitive framework and based on the achievement of the Company’s overall financial results and individual contributions.

      In furtherance of these purposes, the Compensation Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

2.	Membership and Organization

      Composition. The Compensation Committee members will be appointed by, and will serve at the discretion of, the Board. The Compensation Committee will consist of no fewer than two members of the Board. The Board may designate one member of the Committee as its chair. Members of the Compensation Committee must meet (i) the independence requirements of the Nasdaq Stock Market, Inc., (ii) the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

      Meetings. It is anticipated that the Compensation Committee will meet at least one time each year and at such other times deemed necessary to fulfill its responsibilities. The Compensation Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the Board.

      Compensation. Members of the Compensation Committee will receive such fees, if any, for their service as Compensation Committee members as may be determined by the Board in its sole discretion.

3.	Responsibilities and Duties

•	The Chief Executive Officer will annually review and recommend to the Compensation Committee for the executive officers of the Company (a) the annual base salary, (b) the annual incentive bonus, if any, including the specific goals and amount, (c) equity compensation, (d) any employment agreement, severance agreement, a change in control agreement/provision, (e) any signing bonus or payment of relocation costs, and (f) any other benefits, compensation or arrangements.

•	The Compensation Committee will annually review and approve for the Chief Executive Officer and the executive officers of the Company (a) the annual base salary, (b) the annual incentive bonus, if any, including the specific goals and amount, (c) equity compensation, (d) any employment agreement, severance agreement, a change in control agreement/provision, (e) any signing bonus or

B-1

payment of relocation costs, and (f) any other benefits, compensation or arrangements. An important objective of the Committee will be to align the financial interests of executive officers with those of the Company’s shareholders by providing significant equity-based, long-term incentives.

•	Specifically with respect to the Chief Executive Officer, the Compensation Committee will review and approve corporate goals and objectives relative to the compensation of the Chief Executive Officer, evaluate his performance in light thereof, and consider identified and other factors related to the performance of the Company in determining a recommendation to the Board on the compensation level of the Chief Executive Officer.

•	The Compensation Committee will periodically review the compensation arrangements and plans applicable to the Company’s outside directors.

•	The Compensation Committee will administer the Company’s equity compensation plans.

•	The Compensation Committee will provide oversight of the Company’s overall compensation plans and benefit programs. The Compensation Committee will also make recommendations to the Board with respect to improvements or changes to such plans or the adoption of new plans when appropriate.

•	The Compensation Committee will evaluate on a periodic basis the competitiveness of (i) the compensation of the Chief Executive Officer and the executive officers of the Company and (ii) the Company’s overall compensation plans.

•	The Compensation Committee may form and delegate authority to subcommittees when appropriate.

•	The Compensation Committee will make regular reports to the Board.

•	The Compensation Committee will review and reassess the adequacy of this charter periodically and recommend any proposed changes to the Board for approval.

•	The Compensation Committee may consult with outside consultants and the Human Resources department when appropriate to assist in the evaluation of executive officer compensation and may approve the consultant’s fees and other retention terms. The Compensation Committee may also obtain advice and assistance from internal or external legal, accounting or other advisors.

•	The Compensation Committee will produce a report on executive compensation for inclusion in the Company’s annual proxy statement that complies with the rules and regulations of the Securities and Exchange Commission and any other applicable rules and regulations.

•	The Compensation Committee will perform such other duties as the Board may direct from time to time.

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APPENDIX C

PROPOSED ARTICLE VI

OF THE RESTATED ARTICLES OF INCORPORATION
OF CHILDTIME LEARNING CENTERS, INC.

Article VI

      The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of nine directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors’ term shall expire at the 2005 annual meeting of shareholders; Class II directors’ term shall expire at the 2006 annual meeting of shareholders; Class III directors’ term shall expire at the 2007 annual meeting of shareholders. At each succeeding annual meeting of shareholders, commencing in 2008, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

      If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the board, the additional directors shall be classified as provided by the Board.

      A director shall hold office until the meeting for the year in which his or her term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled only by the Board by an affirmative vote of a majority of the directors then in office. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which the director shall have been chosen and until his or her successor shall be elected and shall qualify. A director or the entire Board of Directors may be removed only for cause.

      This Article VI may not be amended by written consent of shareholders, and may only be amended by the affirmative vote of 66 2/3% of the shares represented at the meeting of shareholders considering the amendment, in addition to the vote otherwise required by the Michigan Business Corporation Act.

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APPENDIX D

FIRST AMENDMENT TO

CHILDTIME LEARNING CENTERS, INC.
2003 EQUITY COMPENSATION PLAN

      WHEREAS, Childtime Learning Centers, Inc. (the “Company”), has established and maintains the Childtime Learning Centers, Inc. 2003 Equity Compensation Plan (the “Plan”); and

      WHEREAS, pursuant to Paragraph 26 of the Plan, the Board of Directors of the Company (the “Board”) has the right to amend the Plan at any time, subject to the approval of the shareholders of the Company, for any lawful purpose; and

      WHEREAS, the Board desires to amend the Plan to permit the grant of restricted stock or restricted stock units with performance standards in a manner that complies with Section 162(m) of the Internal Revenue Code.

      NOW, THEREFORE, in consideration of the foregoing and by resolution of the Board, subject to the approval of the Company’s shareholders, the Plan is hereby amended in the following respects:

1. Paragraph 18 is hereby amended in its entirety to read:

18. Restricted Stock or Restricted Stock Units: Subject to the terms of the Plan, the Committee may award Participants shares of restricted stock and/or the Committee may grant Participants restricted units with respect to a specified number of shares of stock. All shares of restricted stock and all restricted stock units granted to Participants under the Plan shall be subject to the following terms and conditions (and to such other terms and conditions prescribed by the Committee):

(a) At the time of each award of restricted shares or restricted stock units, there shall be established for the shares or units a restricted period, which period may differ among Participants and may have different expiration dates with respect to portions of shares or units covered by the same award.

(b) Unless otherwise provided in the written grant agreement, shares of restricted stock or restricted stock units granted to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares or units. Except for such restrictions on transfer, a Participant may be provided all of the rights of a shareholder in respect of restricted shares including, but not limited to, the right to receive dividends on, and the right to vote, the shares. A Participant shall have no ownership interest in shares of stock with respect to which restricted stock units are granted; provided, however, that the Committee may, in its Discretion, permit payment to such Participant of dividend equivalents on such units equal to the amount of dividends, if any, which are paid on that number of shares with respect to which the restricted stock units are granted.

(c) Unless otherwise provided in the written grant agreement, if there is a termination of employment of a Participant, all shares or units granted to the Participant which are still subject to the restrictions imposed by Paragraph 18(b) shall upon such termination of employment be forfeited and transferred back to the Corporation, without payment of any consideration by the Corporation; provided, however, that in the event of a qualifying termination of employment, the Committee may, in its Discretion, release some or all of the shares or units from the restrictions. In addition to or in lieu of conditioning the release of restrictions applicable to restricted shares or restricted stock units on the continued employment of the Participant for the restricted period applicable to the shares or units, the Committee may condition release of the restrictions on the attainment of one or more performance goals during the restricted period (hereinafter referred to as a “performance-based restricted share or restricted stock unit award”).

(d) The performance goal(s) applicable to a performance-based restricted share or restricted stock unit award shall be based upon free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total stockholder return, costs, net income, working capital turnover, inventory or receivable turnover and/or margins of the Corporation, a Subsidiary, or a division or unit thereof. The specific targets and other details of the performance goal(s) shall be established by the Committee, in its Discretion. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained. The performance goal(s) applicable to a performance-based restricted share or restricted stock unit award shall be established by the Committee in writing on or before the date the award is made, and there must be substantial uncertainty whether a performance goal(s) will be attained at the time it is established by the Committee.

(e) Unless otherwise determined by the Committee in the case of a Participant who dies or becomes permanently disabled, the restrictions imposed by Paragraph 18(b) on restricted shares or restricted stock units subject to a performance-based restricted share or restricted stock unit award shall lapse only after (i) the attainment of the performance goal(s) during the restricted period, and (ii) issuance of a written certification by the Committee (including approved minutes of the meeting of the Committee at which the certification is made) that the performance goal(s) and any other material terms of the award have been attained or satisfied. If the performance goal(s) applicable to a performance-based restricted share or restricted stock unit award has not been attained by the end of the restricted period, the shares or units subject to the award shall be forfeited and transferred back to the Corporation by the Participant, without payment of any consideration by the Corporation.

(f) Shares of restricted stock (including shares of performance based restricted stock) granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates. If stock certificates are issued in respect of shares of restricted stock, such certificates shall be registered in the name of the Participant, deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the Discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture.

(g) After the expiration of the restricted period applicable to restricted shares (and/or, in the case of performance-based restricted shares, after attainment of the applicable performance goal(s) and issuance of the written certification by the Committee pursuant to Paragraph 18(e)), the Corporation shall deliver to the Participant or the legal representative of the Participant’s estate stock certificates for such shares. If stock certificates were previously issued for the shares and a legend has been placed on such certificate, the Corporation shall cause such certificates to be reissued without the legend.

(h) After the expiration of the restricted period applicable to restricted stock units (and/or, in the case of performance-based restricted stock units, after attainment of the applicable performance goal(s) and issuance of the written certification by the Committee pursuant to Paragraph 18(e)), the Corporation shall pay to the Participant an amount equal to the then fair market value of the shares to which the restricted stock units relate. In the Discretion of the Committee, such amount may be paid in cash, stock, other property or any combination thereof; provided, however, that the amount of cash and the value of any other property paid to a Participant during any calendar year in settlement of a performance-based restricted stock unit award shall not exceed $1 million. Moreover, in the Discretion of the Committee, such amount may be paid in a lump sum or in installments, on a current or deferred basis, with provision for the payment or crediting of an additional amount on installment or deferred payments based upon a reasonable rate of interest or the actual rate of return on one or more predetermined specific investments, in the Discretion of the Committee.

In the case of events such as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation any stock, securities or other property which a Participant receives or is entitled to receive by reason of his ownership of restricted shares (including performance-based restricted shares) shall, unless otherwise determined by the Committee, be subject to the same restrictions applicable to the restricted shares.

Performance-based restricted share and restricted stock unit awards under the Plan are intended to constitute qualified performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, and the provisions of this Paragraph 18 (and the other provisions of the Plan relating to performance-based restricted share and restricted stock unit awards) shall be interpreted and administered to effectuate that intent. Moreover, the Committee may revise or modify the requirements of this Paragraph 18 or the terms of outstanding performance-based restricted share and restricted stock unit awards to the extent the Committee determines, in its Discretion, that such revision or modification is necessary for such awards to constitute qualified performance-based compensation.

2. The second sentence of Paragraph 24 is hereby amended in its entirety to read:

      Such treatment may include, without limitation, acceleration of vesting of stock options and stock appreciation rights, release of restrictions applicable to restricted stock or restricted stock units, or deeming performance share awards and performance-based restricted share and restricted stock unit awards to have been earned.

3. The second paragraph of Paragraph 26 is hereby amended in its entirety to read:

      For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors of the Corporation shall have the right, without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided however, that no such amendment or revision shall (i) with respect to the Plan, increase the maximum number of shares in the aggregate which are subject to the Plan or with respect to which Awards may be made to individual Participants (subject, however, to the provisions of Paragraph 5), materially change the class of persons eligible to be Participants under the Plan, establish additional and different business criteria on which performance goals applicable to performance share awards or performance-based restricted share or restricted stock unit awards are based, or materially increase the benefits accruing to Participants under the Plan, without approval or ratification of the shareholders of the Corporation; or (ii) with respect to an Award previously granted under the Plan, except as otherwise specifically provided in the Plan, alter or impair any such Award without the consent of the holder thereof.

4. All other terms and provisions of the Plan shall remain in full force and effect.

5. This First Amendment to the Plan shall be effective on the date of adoption by the Board; provided that the shareholders of the Company approve this First Amendment within twelve months after its adoption by the Board.

As adopted by the Board of Directors as of June 25, 2004

And by the Shareholders on                     , 2004

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A. Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors: 3 year term Nominees:			2. Election of Director: 1 year term Nominee:			3. Election of Director: 2 year term Nominee:

	For	Withhold		For	Withhold		For	Withhold

01 — Paula L. Gavin	☐	☐	04 — Daniel Boyle	☐	☐	05 — Elsie C. McCabe	☐	☐

02 — Jerry Kane	☐	☐

03 — James J. Morgan	☐	☐

B. Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

4.	The approval of an amendment to the Company’s Restated Articles of Incorporation to change the Company’s legal name to “Learning Care Group, Inc.”	☐	☐	☐

5.	The approval of an amendment to the Company’s Restated Articles of Incorporation to increase the number of directors constituting the Board of Directors to nine (9).	☐	☐	☐

6.	The approval of an amendment of the Company’s 2003 Equity Compensation Plan to permit the grant of restricted stock or restricted stock units with performance standards in a manner that complies with Section 162(m) of the Internal Revenue Code.	☐	☐	☐

C. Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. Joint owners should indicate capacity in which they are signing. Trustees, Executors, etc., should indicate capacity in which they are signing.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

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1UPX                    HHH PPPP                    003836

Proxy — Childtime Learning Centers, Inc.

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders — August 17, 2004

The undersigned appoints William D. Davis and Frank M. Jerneycic and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Childtime Learning Centers, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held on August 17, 2004 or at any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named on this proxy, the approval of the two proposed amendments to the Restated Articles of Incorporation, the approval of the proposed amendment to the Company’s 2003 Equity Compensation Plan and in the discretion of the proxies on any other matter that may properly come before the meeting.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)